Exhibit 16

                       Letter of Arthur Andersen LLP
























                     [Arthur Andersen LLP Letterhead]





June 10, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

The representations made in this letter are based solely on discussions with and representations from the engagement partner on the audits of the financial statements of this registrant for the years ended December 31, 2000 and 2001 or any subsequent interim period preceding the dismissal. This individual is no longer with Arthur Andersen LLP. We have read the first four paragraphs of
Item 4 included in the Form 8-K dated June 10, 2002 of Staten Island Bancorp, Inc. to be filed with the Securities and Exchange Commission and have found no basis for disagreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP



Copy to:
Mr. Harry P. Doherty
Chairman and Chief Executive Officer
Staten Island Bancorp, Inc.